Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Topgolf Callaway Brands Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

	Topgolf Callaway Brands Corp.

Fees to Be Paid	Debt	Debt securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$ (2)

	Equity	Common Stock, par value $0.01 per share (3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$ (2)

	Equity	Preferred Stock, par value $0.01 per share (3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$ (2)

	Other	Depositary Shares (4)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$ (2)

	Other	Warrants	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$ (2)

	Other	Rights (5)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$ (2)

	Other	Stock Purchase Contracts	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$ (2)

	Other	Stock Purchase Units	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$ (2)

	Other	Units of the Securities listed above	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$ (2)

Fees Previously Paid	N/A	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	N/A	—	—	—		—		—	—	—	—

	Total Offering Amounts					—	—

	Total Fees Previously Paid						—

	Total Fee Offsets						—

	Net Fee Due						—

(1) An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional shares of common stock is being registered as may be issued from time to time upon conversion of any debt securities that are convertible into common stock or pursuant to any anti-dilution adjustments with respect to any such convertible debt securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares.

(2) In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the entire registration fee.

(3) Includes rights to acquire common stock or preferred stock of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.

(4) Each depositary share issued hereunder will be issued under a deposit agreement, will represent an interest in a fractional share of preferred stock or common stock and will be evidenced by a depositary receipt.

(5) Rights evidencing the right to purchase Topgolf Callaway Brands Corp. common stock, preferred stock, depositary shares or debt securities.